INDEPENDENT AUDITORS' REPORT


Union Pacific Corporation, its Directors and Stockholders:


We have audited the accompanying statements of consolidated financial position of Union Pacific Corporation and subsidiary companies as of December 31, 1994 and 1993, and the related statements of consolidated income, changes in common stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the
responsibility of the Corporation's management.   Our responsibility is to
express an opinion on these financial statements based on our  audits.

We conducted our audits in accordance with generally accepted auditing
standards.   Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Union Pacific Corporation and subsidiary companies at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in January 1993, the Corporation changed its method of accounting for postretirement benefits other than pensions, income taxes and transportation revenue and expense recognition.



DELOITTE & TOUCHE LLP


New York, New York
January 19, 1995